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                                                                      EXHIBIT 12

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)

                                                                                                   THREE MONTHS ENDED
                                                     YEARS ENDED JULY 31,                               OCTOBER 31,
                                ---------------------------------------------------------------    -------------------
                                   1999         2000          2001         2002         2003               2003
                                ----------   ----------    ----------   ----------   ----------    -------------------
EARNINGS
  Income before cumulative
    effect of change in
    accounting principle ....   $   61,271   $   60,507    $   34,206   $   12,878   $   14,175           $   277
  Income tax provision ......       29,745       35,536        20,091        6,343        3,724               149
                                ----------   ----------    ----------   ----------   ----------           -------
    Earnings ................       91,016       96,043        54,297       19,221       17,899               426
                                ----------   ----------    ----------   ----------   ----------           -------

FIXED CHARGES
  Interest expense ..........        1,772       21,169        22,195       16,255       27,985             9,876
  Portion of rental expense
   representative of interest
   factor ...................          705        1,113         2,082        3,030        3,034               808
                                ----------   ----------    ----------   ----------   ----------           -------
      Fixed charges .........        2,477       22,282        24,277       19,285       31,019            10,684
                                ----------   ----------    ----------   ----------   ----------           -------

CAPITALIZED INTEREST ........         --           (580)         --           --           --                 --
                                ----------   ----------    ----------   ----------   ----------           -------

EARNINGS BEFORE INCOME TAX
  PROVISION AND FIXED CHARGES   $   93,493   $  117,745    $   78,574   $   38,506   $   48,918           $11,110
                                ==========   ==========    ==========   ==========   ==========           =======

RATIO OF EARNINGS TO FIXED
  CHARGES ...................        37.7x         5.3x          3.2x         2.0x         1.6x              1.0x
                                ==========   ==========    ==========   ==========   ==========           =======